Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Appoints Jay P. Shepard to Board of Directors

BOSTON, Mass., December 3, 2020 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the appointment of Jay P. Shepard to its Board of Directors, effective immediately. Mr. Shepard will also serve as a member of the Audit Committee. Following the appointment of Mr. Shepard, the Board is now composed of 11 directors, nine of whom are independent.

“We are excited to welcome Jay to Ironwood’s Board. Jay is a recognized leader within our industry with nearly three decades of expertise as an accomplished public company CEO and senior executive,” said Julie McHugh, chair of Ironwood’s Board. “We look forward to leveraging Jay’s deep expertise as we seek to further our mission to advance the treatment of GI diseases and redefine the standard of care for GI patients.”

Mr. Shepard commented, “I am delighted to join the Ironwood Board at such a dynamic time for the company and look forward to being a part of its future as the company continues executing on its GI-focused strategy.”

About Jay P. Shepard

Mr. Shepard was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, and served as a member of its board of directors from December 2013 to April 2020, including as chair of its board of directors from January 2020 to April 2020. From 2012 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, which he joined as an executive in residence in 2008. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc. (acquired by Pfizer Inc.). From 2005 to 2007, Mr. Shepard served as president and chief executive officer and a member of the board of directors of Ilypsa, Inc. (acquired by Amgen Inc.), and then as interim chief executive officer of Relypsa, Inc. (Ilypsa’s spin-out company, which was acquired by Galencia Group) until 2008 and as a member of the Relypsa board of directors until 2010. Mr. Shepard currently serves on the board of directors of Inovio Pharmaceuticals, Inc., Esperion Therapeutics, Inc., and Craig Hospital and is chair of the board of directors for the Christopher & Dana Reeve Foundation. Mr. Shepard also served on the boards of directors of public companies, Marinus Pharmaceuticals, Inc., Durect Corporation and InterMune, Inc. (acquired by Roche Holding AG). Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

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Media:

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